Exhibit 10.2

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to the February 12, 2001 Employment Agreement between Sierra Health Services, Inc., a Nevada Corporation (hereinafter referred to as "Employer"), and Erin E. MacDonald (hereinafter referred to as "Employee"), attached hereto and incorporated herein by reference is effective as of December 13, 2004 . This Addendum shall modify, amend and supersede any conflicting or inconsistent language contained in the previously executed Employment Agreement.

ARTICLE II

TERM OF EMPLOYMENT - TERM OF AGREEMENT

Employee and Employer agree to extend the term of employment set forth in Article II of the Employment Agreement for a period of two (2) years from December 31, 2005 terminating December 31, 2007, subject, however, to prior termination as provided in Article VII of the Employment Agreement and all other terms of the Employment Agreement and this Addendum.

ARTICLE VII

TERMINATION OF EMPLOYMENT

1. Termination of employment by either Employer or Employee shall follow established Sierra Health Services Policies and Procedures including appropriate notice, except as otherwise specifically set forth in this Article.

2. Employee may terminate employment hereunder with sixty (60) days prior written notice. If Employee shall voluntarily terminate employment, all eligible separation compensation and benefits as are routinely made available to other employees of Employer at the same organizational level, shall be paid or made available to Employee.

3. If Employer shall terminate Employee's employment hereunder without cause, except as otherwise set forth in Paragraph 7 of this Article, Employee shall be entitled to eighteen (18) months salary and all other separation compensation and benefits as are routinely made available to other employees of Employer at the same organizational level.

4. In the event Employee's employment hereunder terminates for any reason other than for cause, including those reasons set forth in Paragraph 6 of this Article, Employee and his/her family shall be eligible to remain covered under Employer's health care coverage program, at no expense, for a period of time equal to Employee's length of service or until Medicare eligible, whichever occurs first, following termination of such employment.

5. Notwithstanding any other provision in this Agreement to the contrary, Employee hereby agrees that any separation compensation due to Employee, other than accrued vacation, shall be paid out 25% after the first 90 days, 37 1/2% after the first 180 days, and the remaining 37 1/2% at the end of 365 days, except in the event of a change in control. Payment of such amounts shall fully release Employer from any and all liability of Employer relating to this Agreement or the employment hereunder. Any payments of such amounts which would otherwise be payable after a change in control or arising as a result of a change in control shall be made in a lump sum within five (5) business days following the date of the change in control and shall, except as otherwise provided in any other benefit program or in this Agreement, fully release Employer from any and all liability of Employer relating to this Agreement or the employment hereunder.

6. If Employer shall terminate Employee's employment due to Employee's conduct that is materially detrimental to the Company's reputation, business relationships, or for misappropriation of Employer's funds, Employee shall be eligible for four (4) weeks salary and any other separation compensation and benefits as are routinely made available to other employees of Employer at the same organizational level, as full and final payment under this Agreement. Payment of such amounts shall fully release Employer from any and all liability of Employer relating to this Agreement or the employment hereunder.

7. (a) If Employee is unable to perform Employee's duties hereunder, by reason of illness or incapacity of any kind, for a period of more than twelve (12) months in excess of accrued sick leave, Employee's employment hereunder may be terminated by Employer at its absolute discretion with one week of prior written notice.

(b) If Employee's illness or incapacity shall have ended, and Employee shall have assumed Employee's duties hereunder, prior to the date specified in the notice of termination, Employee shall be entitled to resume Employee's employment hereunder as if such notice had not been given.

8. In the event of a change in control of Employer, whereby any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 51% or more of the combined voting power of the then outstanding securities of Employer, Employee, at his/her sole option, shall be entitled to terminate his/her employment hereunder and will be entitled to a cash amount equal to (4.0) times Employee's salary and the target annual bonus which Employee was eligible for on January 31, 2001 together with any other separation compensation and benefits as are routinely made available to other employees of Employer at the same organizational level. Employee's right to terminate under this Paragraph 8 may be exercised at the time of the change in control or at any time within two years after the change in control, including upon receipt of any notice that Employer has elected to terminate Employee's employment without cause during such two-year period. Payment of such amounts shall be made in a lump sum within five (5) business days following termination of Employee's employment and shall, except as otherwise provided in any other benefit program or in this Agreement, fully release Employer from any and all liability of Employer relating to this Agreement or the employment hereunder, other than benefits under the SERP and other employee benefit plans of the Company.

9. Anything contained herein to the contrary notwithstanding in the event that Employer shall discontinue operation of Employer other than as a result of a merger, consolidation or acquisition, then this Agreement shall terminate and the provisions of Article VI shall terminate as of the last day of the month in which Employer ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof.

10. Any amounts payable under this Article VII shall also be payable to Employee in the event Employee is terminated without cause during the 90-day period prior to a Change in Control.

11. Whether or not Employee becomes entitled to any payments under Paragraphs 1 through 10 of this Article VII, if any payments or benefits received, or to be received, by Employee (including the vesting of any option and other non-cash benefits and property), whether pursuant to any provision of this Agreement or any other plan, arrangement or agreement with Employer or any affiliated company, excluding the Gross-Up Payment described herein (such payments and benefits being the "Total Payments"), will be subject to any excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (such excise tax, including penalties and interest thereon, being the "Excise Tax"), Employer shall pay to Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after reduction for any Excise Tax on the Total Payments and any federal and Excise Tax on the Gross-Up Payment, shall be equal to the sum of (i) the Total Payments plus (ii) any deductions disallowed for federal income tax purposes because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income multiplied by the Executive's highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

ARTICLE XVIII

EMPLOYEE'S CONSENT TO EMPLOYER'S RIGHT TO ASSIGN THE NONCOMPETITION AGREEMENT CONTAINED IN ARTICLE VI OF THE EMPLOYMENT AGREEMENT

1. Employee expressly acknowledges, understands and agrees that in exchange for the consideration described below, Employer has the unconditional right to assign all of its rights, entitlements, and obligations set forth in Article VI of the Employment Agreement. Employee expressly agrees that all the covenants contained in Article VI inure to the benefit of and are enforceable by Employer's successors or assigns. Employee acknowledges and understands that through this provision Employer has the right to assign the covenants contained in Article VI, including, but not limited to, those outlined in subsections (a) through (c) of section "2" of Article VI to an entity in the future that is unknown at this time.

2. Employer agrees to pay to Employee the amount of $100,000 in exchange for Employee's agreement to the provisions of section "1" of this Addendum. Employee agrees and acknowledges that this payment is in addition to the consideration Employee is entitled to receive under the terms of the Employment Agreement and that he/she would not be entitled to receive this payment but for his/her agreement to this Addendum.

3. Employee acknowledges that he has carefully considered the restrictions upon his post-employment activities set forth in Article VI of the Employment Agreement and this Addendum and that they are fair and reasonable as to their geographic scope and temporal duration, and do not unduly restrict his ability to engage in a lawful profession or business. Employee and Employer further agree that should a Court of competent jurisdiction find any of the covenants set forth in Article VI of the Employment Agreement or this Addendum to be unenforceable due to an unreasonable geographic scope, temporal limitation, or otherwise, the Court shall nevertheless enforce the covenants, but only to the extent the Court determines would be deemed reasonable under the law."

4. Employee understands and agrees that the provisions of this Addendum shall survive any termination of the Employment Agreement.

5. Employee agrees and acknowledges that this Addendum has been negotiated at arm's length and that Employee has been advised to consult an attorney prior to executing this Addendum and has had an opportunity to consult an attorney prior to executing this Addendum.

This Addendum, and the companion Employment Agreement dated February 12, 2001, contain all of the understandings and agreements between the parties concerning Employee's employment, and Employee acknowledges that this Addendum and the Employment Agreement may only be modified or amended in a writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement at Las Vegas, Nevada, on the 13th day of December , 2004.

SIERRA HEALTH SERVICES, INC.

By:       /s/ Anthony M. Marlon, M. D.
       Anthony M. Marlon, M. D.
       Chief Executive Officer
        P.O. Box 15645
        Las Vegas, NV 89114-5645

EMPLOYEE

By:       /s/ Erin E. MacDonald
        Erin E. MacDonald
        Chief of Staff